Exhibit (10.24)
December 9, 2008

Mr. Antonio M. Perez
Chairman and Chief Executive Officer
Eastman Kodak Company
343 State Street
Rochester, NY 14650

Re:           Second Amendment to March 3, 2003 Letter Agreement

Dear Antonio:

By way of a letter agreement dated March 3, 2003 (the “Agreement”), Eastman Kodak Company (“Kodak”) and you agreed to certain terms regarding your employment.  Certain terms of the Agreement were changed by the letter to you from Timothy M. Donahue dated May 10, 2005 on behalf of the Executive Compensation and Development Committee of the Kodak Board of Directors in connection with your election by the Board as Chief Executive Officer, effective June 1, 2005, and reflected in the First Amendment to the Agreement dated February 27, 2007.  The purpose of this letter is to amend the Agreement as set forth herein, for such consideration as the parties acknowledge is mutually sufficient, for the purpose of complying with certain requirements of Section 409A of the Internal Revenue Code.  Any defined term used in this letter agreement, unless otherwise defined herein, will have the same meaning as that ascribed to it under the Agreement.  This letter supersedes the Agreement (as amended) to the extent inconsistent therewith.

 1.           Supplemental Enhanced Pension Benefit

A.           The following paragraph will replace the second paragraph in Section 13(C) of the Agreement:

Provided, however, in the event of termination as a result of your death, your spouse or beneficiary will be entitled to a survivor benefit calculated as set forth in Section 13(E) below, using the service crediting set forth in the prior paragraph and subject to the offset set forth in Section 13(D).  By way of clarification, your survivors are not eligible for the post-retirement survivor income benefit which is provided under our life insurance plans for a specified grandfathered population.

Mr. Antonio M. Perez
December 9, 2008

B.           Section 13(E) of the Agreement is hereby amended in its entirety to read as follows:

E.
Payment.  The amount of the supplemental enhanced retirement benefit, if any, payable to you or your beneficiary under this Section 13 will be paid in the form set forth below.  Such amount shall (i) be paid out of Kodak’s general assets, not under KRIP; (ii) not be funded in any manner; (iii) be included in the gross income of you or your beneficiary as ordinary income, subject to all income and payroll tax withholding required to be made under all applicable laws; and (iv) not be grossed up or be given any other special tax treatment by Kodak.  For purposes of calculating any benefits, you will be considered a pre-1996 lump-sum eligible hire who has attained age 65, all benefits under this Agreement will be treated as post-1995 accrued benefits, and the actuarial assumptions used will be those in effect under KRIP with respect to the Annuity Starting Date (as defined under KRIP).

I.
Form of Payment to You.  Your supplemental enhanced pension benefit will be paid in a single lump sum within 90 days following the six-month anniversary of your termination of employment from Kodak.  If you die after separation from service but before expiration of the six-month waiting period, payment of your supplemental enhanced pension benefit will be made to your estate within 90 days following the date of your death, and no survivor benefits will be paid under paragraph (II).

II.
Form of Payment to Your Beneficiary.  The survivor benefit attributable to your supplemental enhanced pension benefit hereunder will be paid in the form of a lump sum that, in the case of your surviving spouse who would qualify to select between the Pre-retirement Survivor Income Benefit or a qualified pre-retirement survivor annuity under Section 10.02 of KRIP if you were a participant in traditional KRIP, is actuarially equivalent to the greater of (i) an annuity that would be calculated under the formula for the Pre-retirement Survivor Income Benefit set forth in Section 10.02 of KRIP, or (ii) a qualified pre-retirement survivor annuity as calculated pursuant to Section 10.02(h) of KRIP, and if you have no surviving spouse who would qualify for a benefit under Section 10.02 of KRIP but have a beneficiary who would be entitled to a Pre-retirement Survivor Income Benefit if you were a participant in traditional KRIP, is actuarially equivalent to an annuity that would be calculated under the formula for the Pre-retirement Survivor Income Benefit set forth in Section 10.02 of

Mr. Antonio M. Perez
December 9, 2008

KRIP with payment to be made to the person(s) who would receive the first monthly payment of the Pre-retirement Survivor Income Benefit or the qualified pre-retirement survivor annuity (if greater).  If no such person(s) exist(s), no survivor benefits will be paid.

 2.           Stock Options

In order to clarify and ensure compliance with Section 409A, Section 14(A)(V) is amended to read as follows:

V.
any outstanding stock option award at the time of your death will become fully vested and your estate or, in the event of an assignment of your stock option award, your transferee will have the right to exercise any such award for the remainder of the full original term of the option (but no longer than ten years);

Also, Section 14(B)(VII) is amended to read as follows:

VII.
any stock option award, other than the stock option award described in Section 7, outstanding for at least one year at the time of your termination of employment and, if the award is unvested at the time of your termination, it will continue to vest per its terms as if you continued your employment through each vesting date and, once vested, you will have the right to exercise the award for the remainder of its original term (but no longer than ten years) unless they are forfeited sooner pursuant to their terms relating to inimical conduct or breach of Employee’s Agreement

Furthermore, Section 14(C)(VI) is amended to read as follows:

VI.
sixty days (or through the expiration of the option’s original term, if earlier) in which to exercise any vested stock option held by you on the date of your termination of employment unless such stock option is forfeited by its terms as a result of the circumstances resulting in your termination for Cause;

Section 14(D)(VII) is amended to read as follows:

VII.
any stock option award, other than the stock option award described in Section 7, outstanding at the time of your termination of employment and, if the award is unvested at the time of your termination, it will continue to vest per its terms as if you continued your employment through each vesting date and, once vested, you will have the right to exercie the

Mr. Antonio M. Perez
December 9, 2008

award for the remainder of its original term (but no longer than ten years) unless they are forfeited sooner pursuant to their terms relating to inimical conduct or breach of Employee’s Agreement;

Finally, Section 14(E)(VII) is amended to read as follows:

VII.
any stock option award, other than the stock option award described in Section 7, outstanding at the time of your termination of employment and, if the award is unvested at the time of your termination, it will continue to vest per its terms as if you continued your employment through each vesting date and, once vested, you will have the right to exercise the award for the remainder of its original term (but no longer than ten years) unless they are forfeited sooner pursuant to their terms relating to inimical conduct or breach of Employee’s Agreement;

In addition, Section 14(F)(VIII) is amended to read as follows:

VIII.	sixty days (or through the expiration of the option’s original term, if earlier) in which to exercise any other vested stock option held by you on the date of your termination of employment;

 3.           Severance Allowance

Section 14(D) (Termination Without Cause) and Section 14(E) (Good Reason) provide for payment of a severance allowance in the event that Kodak terminates your employment without Cause, or you terminate your employment for Good Reason.  Since this severance allowance is subject to Section 409A, paragraph II of both Section 14(D) and Section 14(E) is amended to delete the phrase “on the date of your termination of employment” and replace it with “in accordance with the six-month waiting period that Kodak requires for certain executive employees as a result of Internal Revenue Code Section 409A, six months after your termination of employment, at which time payments will commence on the bi-weekly schedule and continue for the two (2) year period;”

Furthermore, Section 14(G) is amended to read as follows:

G.
Exclusivity of Severance Allowance.  The severance allowance payable to you under this Section 14 will be paid to you in lieu of any other severance, termination, or separation pay or benefit to which you may otherwise be entitled, except any benefits payable to you under any Kodak severance plan.  To the extent, however, you are eligible for a benefit under a Kodak severance plan, the severance allowance payable to you under this Section 14 will be reduced by the amount of such

Mr. Antonio M. Perez
December 9, 2008

severance benefit.  You acknowledge that pursuant to Section 409A of the Internal Revenue Code, any benefit provided to you under a Kodak severance plan may be required to be paid at the time and in the form prescribed for the severance allowance hereunder (notwithstanding the terms of the applicable plan), but that otherwise, benefits under a Kodak severance plan will be paid in the form provided thereunder and will not be controlled by the terms of this Agreement.

 4.           Financial Counseling Benefits

Sections 14(A)(VIII), B(XI), D(XV), and E(XV) state that Kodak will provide you with services under Kodak’s financial counseling program for the two year period immediately following the date of your termination of employment.

Section 14(A)(VIII) is amended to read as follows:

VIII.
services for your spouse or estate under Kodak’s financial counseling program for the two year period immediately following the date of your death, with all reimbursements for services to be completed no later than the end of the taxable year following the taxable year in which the expense was incurred;

Sections 14(B)(XI), D(XV), and E(XV) are amended to read as follows:

services under Kodak’s financial counseling program for the two year period immediately following the date of your termination of employment, provided that during the six-month waiting period that Kodak requires for certain executive employees as a result of Internal Revenue Code Section 409A, you will be required to pay for any services provided prior to that six-month anniversary at the time such services are rendered and Kodak will reimburse you upon receipt from you of proper documentation, as soon as administratively practicable after the six month waiting period has expired; and further provided that all reimbursements for services will be completed no later than the end of the taxable year following the taxable year in which the expense was incurred;

The sixth paragraph of Section 16 is amended to read as follows:

Our executives are provided with individual financial counseling services through one of three companies.  You may, in lieu thereof, choose to continue using your current financial counselor for such services and we will reimburse you for the cost of these services; subject, however, to a maximum reimbursement of $6,000 per taxable year.  You will be immediately eligible for this benefit.  If you

Mr. Antonio M. Perez
December 9, 2008

elect to utilize your own financial planner, reimbursement claims must be submitted in a timely manner and reimbursement must be completed by the end of the taxable year after the taxable year in which the expense is incurred.  This benefit will cease upon termination of employment except as otherwise provided under the terms of Kodak’s financial counseling services program or Section 14.

 5.           Miscellaneous

Section 29 of the Agreement is hereby amended to revise the paragraphs added to the end of such Section by the First Amendment to read as follow:

The arrangements described in this letter agreement are intended to comply with Section 409A of the Internal Revenue Code to the extent such arrangements are subject to that law, and shall be interpreted and administered accordingly.  The parties agree that they will negotiate in good faith regarding amendments necessary to bring the arrangements into compliance with the terms of that Section or an exemption therefrom as interpreted by guidance issued by the Internal Revenue Service; provided, however, that Kodak may unilaterally amend this Agreement for purposes of such compliance if, in its sole discretion, Kodak determines that such amendment would not have a material adverse effect with respect to your rights under the Agreement.  The parties further agree that to the extent an arrangement described in this letter fails to qualify for exemption from or satisfy the requirements of Section 409A, the affected arrangement may be operated in compliance with Section 409A pending amendment to the extent authorized by the Internal Revenue Service.  In such circumstances Kodak will administer the letter in a manner which adheres as closely as possible to the existing terms and intent of the letter while complying with Section 409A.  This paragraph does not restrict Kodak’s rights (including, without limitation, the right to amend or terminate) with respect to arrangements described in this letter to the extent such rights are reserved under the terms of such arrangements.

By signing this Agreement you agree that the Company has not provided you with advice regarding the tax treatment of any of the benefits or payments provided hereunder.  In particular, you hereby acknowledge that Kodak makes no representations with respect to the tax consequences of the compensation arrangements described in this Agreement under Section 409A of the Internal Revenue Code of 1986, as amended, or administrative guidance thereunder.

To the extent that the terms of this Agreement relate to a compensation or benefit plan, such terms are subject to the provisions of the applicable governing documents (such as plan documents, administrative guides and award notices), which are subject to change.

Mr. Antonio M. Perez
December 9, 2008

Except as otherwise provided herein, the benefits described in this Agreement will be administered by the Kodak employee with the title Director of Human Resources for Kodak ("Administrator"), in accordance with the terms of this Agreement.  The Administrator will have total and exclusive responsibility to control, operate, manage and administer the Agreement in accordance with its terms and all the authority that may be necessary or helpful to enable him or her to discharge his or her responsibilities with respect to such benefits.  Without limiting the generality of the preceding sentence, the Administrator will have the exclusive right to: interpret this Agreement, decide all questions concerning eligibility for and the amount of benefits payable under this Agreement (including, without limitation, whether Kodak has offered you a reasonably comparable position for purposes of this Agreement), construe any ambiguous provision of the this Agreement, correct any default, supply any omission, reconcile any inconsistency, and decide all questions arising in the administration, interpretation and application of this Agreement.  The Administrator will have full discretionary authority in all matters related to the discharge of his or her responsibilities and the exercise of his or her authority under this Agreement, including, without limitation, his or her construction of the terms of this Agreement and his or her determination of eligibility for benefits under this Agreement.  It is the intent of this Agreement, as well as both parties hereto, that the decisions of the Administrator and his or her actions with respect to this Agreement will be final and binding upon all persons having or claiming to have any right or interest in or under this Agreement and that no such decision or actions shall be modified upon judicial review unless such decision or action is proven to be arbitrary or capricious.

 6.           Remaining Terms of the Agreement

All of the remaining terms of the Agreement, as amended by the First Amendment, to the extent that they are not inconsistent with this letter agreement, will remain in full force and effect, without amendment or modification.

Your signature below means that:

1.
You have had ample opportunity to discuss the terms and conditions of this letter agreement with an attorney and/or financial advisor of your choice and as a result fully understand its terms and conditions; and

2.	You accept the terms and conditions set forth in this letter agreement; and

3.	This letter agreement supersedes and replaces any and all agreements or understandings, whether written or oral, that you may have had with the Company concerning the matters discussed herein.

page 7of 8

Mr. Antonio M. Perez
December 9, 2008

If you find the foregoing acceptable, please sign your name on the signature line provided below. Once the letter agreement is executed, please return it directly to my attention.

Very truly yours,

                                                        /s/ Richard S. Braddock

Richard S. Braddock
Chairman,
Executive Compensation and Development Committee

RSB:gjg

I accept the terms and conditions of this letter agreement.

Signed:                      /s/ Antonio M. Perez
     Antonio M. Perez

Dated: